EXHIBIT 99.1

Repros Therapeutics Inc.® Reports Third Quarter 2017 Financial Results

THE WOODLANDS, Texas, Nov. 13, 2017 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the third quarter ended September 30, 2017.

Financial Results

Net loss for the three month period ended September 30, 2017, was ($1.6) million or ($0.04) per share as compared to a net loss of ($4.2) million or ($0.17) per share for the same period in 2016. The decreased loss for the three month period ended September 30, 2017, as compared to the same period in the prior year, was primarily due to decreased clinical development expenses related to the Company’s Proellex® and enclomiphene product candidates, as well as decreased R&D payroll and benefits expenses and legal expenses.  The Company recorded, in other income, a change in fair value of the warrant liability for the three month period ended September 30, 2017, in the amount of $295,000.

Net loss for the nine month period ended September 30, 2017, was ($9.7) million or ($0.32) per share as compared to a net loss of ($13.3) million or ($0.55) per share for the same period in 2016.  The decreased loss for the nine month period ended September 30, 2017, as compared to the same period in the prior year, was primarily due to decreased clinical development expenses related to the Company’s Proellex® and enclomiphene product candidates, as well as decreased R&D payroll and benefits expenses and legal expenses, partially offset by expenses associated with the departure of the Company’s former President and Chief Executive Officer.

For the three month period ended September 30, 2017, research and development (“R&D”) expenses decreased 69%, or approximately $2.2 million, to $979,000, as compared to $3.2 million for the same period in the prior year.  For the nine month period ended September 30, 2017, R&D expenses decreased 59%, or approximately $6.0 million, to $4.2 million, as compared to $10.2 million for the same period in the prior year.  The decreases in both the three and nine month periods were primarily due to the decreased expenses related to the Company’s Proellex® and enclomiphene product candidates in 2017, as well as decreased R&D payroll and benefits expenses and legal expenses.

General and administrative (“G&A”) expenses decreased 6%, or approximately $57,000, to $940,000 for the three month period ended September 30, 2017, as compared to $997,000 for the same period in the prior year and increased 81%, or approximately $2.6 million, to $5.7 million for the nine month period ended September 30, 2017, as compared to $3.1 million for the same period in the prior year.  The decrease in the three month period ended September 30, 2017, as compared to the same period in the prior year, was primarily due to decreased non-cash stock based compensation, partially offset by an increase in professional services.  The increase in the nine month period ended September 30, 2017, as compared to the same period in the prior year, was primarily due to a charge of $2.8 million related to the departure of the former officer, partially offset by a decrease in non-cash stock based compensation.

Total revenues and other income increased to $304,000 for the three month period ended September 30, 2017 as compared to $10,000 for the same period in the prior year.  Total revenues and other income increased to $158,000 for the nine month period ended September 30, 2017 as compared to $41,000 for the same period in the prior year.  The increases in revenues and other income in both periods were primarily due to the change in the fair value of the warrants issued by the Company in May 2017 during the three and nine month periods ended September 30, 2017.  Excluding the change in the fair value of the warrants, revenues and other income decreased in both periods primarily due to lower cash balances during the three and nine month periods ended September 30, 2017, as compared to the comparable periods in the prior year.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $1.8 million as of September 30, 2017 as compared to $8.7 million as of December 31, 2016.  Net cash of approximately $8.5 million and $12.5 million was used in operating activities during the nine month periods ended September 30, 2017 and 2016, respectively.  The major use of cash for operating activities for the nine month period ended September 30, 2017 was to fund our clinical development programs and associated administrative costs.  No cash was used in investing activities during the nine month period ended September 30, 2017.  Cash provided by financing activities for the nine month period ended September 30, 2017 was approximately $3.5 million primarily from the May Public Offering.

Nasdaq Listing

As disclosed by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2017, on November 8, 2017, the Company received notification from The NASDAQ Stock Market LLC that, pending a hearing, the Company’s common stock will be delisted from Nasdaq.  As further described in the Form 8-K, the Company intends to timely request a hearing before the Nasdaq Hearings Panel, which request will stay any suspension or delisting action by Nasdaq at least until the hearing process concludes and any extension granted expires.  As such, the November 8, 2017 notice has no immediate effect on the listing of the common stock and the common stock will continue to trade on the NASDAQ Capital Market under the symbol “RPRX” at least until the hearing process concludes and any extension granted by the hearings panel expires.

As of September 30, 2017, we had 39,489,807 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

Contact:

Investor Relations:

Joe Schepers
(770) 558-5517
jschepers@reprosrx.com

REPROS THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenues and other income
Interest income	$9	$10	$23	$41
Change in fair value of warrant liability	295	-	135	-
Total revenues and other income	304	10	158	41

Expenses
Research and development	979	3,182	4,192	10,191
General and administrative	940	997	5,689	3,144
Total expenses	1,919	4,179	9,881	13,335

Net loss	$(1,615)	$(4,169)	$(9,723)	$(13,294)

Net loss per share - basic and diluted	$(0.04)	$(0.17)	$(0.32)	$(0.55)

Weighted average shares used in loss per share calculation:
Basic	37,598	24,495	30,797	24,372
Diluted	37,598	24,495	30,797	24,372

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 30,	December 31,
	2017	2016

Current assets
Cash and cash equivalents	$1,813	$8,688
Restricted cash	916	-
Prepaid expenses and other currents assets	135	66
Total current assets	2,864	8,754
Fixed assets (net)	-	3
Non-current restricted cash	919	-
Total assets	$3,783	$8,757

Liabilities and stockholders' equity
Accounts payable and accrued
expenses	$2,438	$2,659
Long-term liabilities	916	-
Warrant liability	1,716	-
Stockholders' equity	(1,287)	6,098
Total liabilities and
stockholders' equity	$3,783	$8,757